EXHIBIT 99


                  [PRINCETON NATIONAL BANCORP, INC. LETTERHEAD]
                                                                   DATE: 7/19/99
                                                                         -------


                                  NEWS RELEASE

        The Board of Directors' of Princeton National Bancorp, Inc., Princeton, Illinois announced that it is implementing another stock repurchase program whereby the Company may repurchase from time to time up to 3% of it's outstanding shares of common stock in the open market or in private transactions over the next twelve months. Purchases will be dependent upon market conditions and availability of shares. The Company currently has 3,778,079 outstanding shares of common stock. The prior 5% stock repurchase program was completed on May 21, 1999.

        The Board of Directors' also declared the 58th consecutive dividend, which was $.09 per share, to those shareholders of record as of July 30, 1999 payable August 13, 1999.

        Princeton National Bancorp, Inc. reported second quarter 1999 net income of $970,851. Total assets were $462,493,279, an increase of $10 million over the prior year. Total loans reached $283,471,036, an increase of $7.2 million as compared to the June 30, 1998 level. Diluted earnings per share were $.26 for the quarter and $.55 year to date. The diluted earnings per share for the same periods of 1998 were $.31 and $.58.

        Net interest income improved to $8,224,000 year-to-date, as compared to $8,025,000 during the same period of 1998. Non-interest income of $2,010,000 also improved from $1,917,000 for the first six months of 1998. Operating expenses were negatively impacted by increases in equipment depreciation, provision for loan losses and salary expenses.

        Loan growth of $7.5 million occurred late in the second quarter. The growth was very strong with many additional commercial projects on the near horizon throughout our market area.

        The Cincinnati Insurance Company lawsuit in regard to the 1995 trust issues remains in the U.S. Court of Appeals for the Seventh Circuit. Oral arguments remain on the merits of Cincinnati's appeal with an anticipated conclusion later this year.

        Princeton National Bancorp's subsidiary, Citizens First National Bank, has community banking offices in Princeton, Peru, Genoa, Oglesby, Spring Valley, Sandwich, Henry, Minooka, DePue and Hampshire.

        Inquiries should be directed to:

              Lou Ann Birkey
              A.V.P. & Corporate Secretary
              Princeton National Bancorp, Inc.
              606 S. Main Street
              Princeton, Illinois 61356
              (815) 875-4444

      Princeton National Bancorp, Inc. is traded on the NASDAQ Stock Market
                           Under the Symbol of "PNBC"